Exhibit 5.1

[Goodwin Procter LLP Letterhead]

January 19, 2018

eMagin Corporation

2070 Route 52

Hopewell Junction, NY 12533

Re:                             Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-222375) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by eMagin Corporation, a Delaware corporation (the “Company”), of 5,714,286 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), warrants (the “Warrants”) to purchase up to 1,428,571 shares of Common Stock and the shares of the Company’s Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares”), including Shares and Warrants purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, covered by the Registration Statement.  The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement by and among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, we are of the opinion that:

1.              The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.              The Warrants have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.              Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP